Exhibit 99.3

FOR IMMEDIATE RELEASE

CONTACT

Gregory Hughes

Chief Operating Officer and Chief Financial Officer

-or-

Heidi Gillette

Director, Investor Relations

(212) 594-2700

SL GREEN ANNOUNCES SALE OF 470 PARK AVENUE SOUTH

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New York, NY, October 23, 2007 - SL Green Realty Corp. (NYSE: SLG) announced today that it has entered into an agreement to sell 470 Park Avenue South in Manhattan for $157 million, or approximately $604 per square foot, to an undisclosed institutional owner of real estate.

The 260,000 square foot, 17-story plus penthouse office building, located on Park Avenue South between 31st and 32nd Streets, was contributed to the SL Green portfolio in 1997 in connection with the Company’s initial public offering.  It is currently 96% leased.

The sale of 470 Park Avenue South will generate a gain of approximately $118.4 million for SL Green.  The proceeds will be used in a tax-efficient manner as part of a 1031 exchange corresponding with the recent acquisition of the balance of interests in One Madison Avenue.

SL Green CEO Marc Holliday commented, “Our successful disposition of 470 Park Avenue South demonstrates the market’s continuing strong appetite for quality New York City office properties.  While some high-leverage investors are being forced to the sidelines due to the tightening of credit, we see well-capitalized institutional buyers recognizing new opportunities and taking advantage of them.  On our part, we continue to divest ourselves of non-core and mature assets, enabling us to recycle capital and take advantage of strategic opportunities that we believe will fuel our long-term earnings growth.”

CB Richard Ellis acted on behalf of SL Green for this transaction.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche.  As of September 30, 2007, the Company owned 31 New York City office properties totaling approximately 22,353,200 square feet, making it New York’s largest office landlord. In addition, SL Green holds investment interests, among other things, in retail properties (10) encompassing approximately 393,789 square feet, development property (one) encompassing approximately 85,000 square feet and land interests (two), along with ownership of 36 suburban assets totaling 7,867,500 square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, reduced demand for office space, unanticipated increases in financing and other costs, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, environmental, regulatory and/or safety requirements, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

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